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                                                                    EXHIBIT 23.1


                    Consent of Independent Public Accountants


We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the David's Bridal, Inc. Stock Option and Restricted Stock Option Plan of our report dated February 10, 1999 (except for the items discussed in Note 2 of our report, as to which the date is April 23, 1999) appearing in the prospectus dated May 20, 1999 included in the registration statement on Form S-1 (Registration No. 333-72693) of David's Bridal, Inc. filed with the Securities and Exchange Commission and to all references to our Firm included in this Registration Statement.



                               ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
September 23, 1999